Exhibit 10.4

CA, INC.
RESTRICTED STOCK AWARD AGREEMENT

[Participant Name]    ("Participant")
________________________________________________
Name of Participant

Total Number of Restricted Stock Shares Granted	[Number of Restricted Shares Granted]
Grant Date	[Grant Date]
THIS AGREEMENT, including, without limitation, Appendix A hereto, (this "Agreement") dated as of the date set forth above and entered into by and between CA, Inc., a Delaware corporation (the "Company") and the above-referenced Participant, provides for the grant of the number of shares of Restricted Stock under the CA, Inc. 2011 Incentive Plan (the "Plan") as set forth above. This Agreement incorporates by reference the terms of the Plan, and is subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise provided in this Agreement, capitalized terms in this Agreement will have the meanings specified in the Plan.

1.
Grant of Restricted Shares. This grant of Restricted Stock is made pursuant to Section 4.6 of the Plan and is intended to be a Qualified Performance Award as defined in the Plan, except that such Restricted Stock shall not be subject to discretion of the Committee to make any negative adjustment to such Restricted Stock under Section 4.6(b)(iii) of the Plan. The Company hereby grants to the Participant the number of shares of Restricted Stock (the "Restricted Stock") set forth above on the grant date set forth above (the "Grant Date") subject to the vesting Restriction noted in Section 2 below and such other the terms outlined below.

2.
Vesting of Restricted Shares. The Restricted Stock will vest with respect to 34% of the underlying shares of Restricted Stock on the first anniversary of the Grant Date and with respect to an additional 33% of the underlying shares of Restricted Stock on each of the second and third anniversaries of the Grant Date; provided that the Company achieves its Qualified Performance Measure at the end of the Performance Cycle and the Committee has certified the achievement of the Qualified Performance Measure in accordance with the Plan. Except as otherwise provided in Section 6 of this Agreement, unvested shares of Restricted Stock shall be forfeited by the Participant (i) upon the Participant's Termination of Employment, as defined in the Plan, for any reason other than death or Termination of Employment due to Disability, as defined in the Plan and (ii) if the Qualified Performance Measure established by the Committee is not achieved at the end of the Performance Cycle.

3.
Timing of Grant Acceptance. Participant must electronically accept his/her grant of Restricted Stock award within 90 days from the Grant Date (the “Grant Acceptance Date”) or he/she will forfeit this Restricted Stock award. A Participant who forfeits his/her Restricted Stock award for failure to accept the award by the Grant Acceptance Date has no right of ownership or other rights as stockholder under this Restricted Stock award and may not be eligible for future Restricted Stock awards or other equity awards granted by the Company.

4.
Delivery of Restricted Stock. Restricted Stock award shall be registered in the name of the Participant and the Restricted Stock will be held for the Participant by the Company until vesting. Upon grant of the shares of Restricted Stock, the Participant shall thereupon have all the rights of a stockholder with respect to such shares, including the right to vote and receive dividends or other distributions made or paid with respect to such shares, except that such shares shall be subject to the vesting and forfeiture provisions of Section 2 above. As promptly as practicable after the Restricted Stock has vested in accordance with Section 2, the Company shall deliver to the Participant (or in the event of the Participant's death, to the Participant’s estate or any person who acquires the Participant’s interest in the Restricted Stock by bequest or inheritance) the shares of the Common Stock of the Company.

5.	Restrictions on Transfer. Shares of Restricted Stock that are included in this award may not be transferred by the Participant prior to vesting.

6.
Forfeiture and Recovery of Restricted Shares. Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Restricted Stock may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion, engages in any Prohibited Activities (as defined in Appendix A). If the Participant engages in any Prohibited Activities, the Participant shall, at the sole discretion of the Committee, return any shares of Common Stock or forfeit any gain realized in respect of Restricted Stock that vested within 12 months prior to the Participant's Termination of Employment (the "Affected Restricted Stock"). The gain pursuant to this Section 6 shall be deemed to be an amount equal to the Fair Market Value, on the applicable vesting date, of the shares of Common Stock deemed delivered to the Participant in respect of the Affected Restricted Stock (including any dividends and distributions thereon and any shares withheld to cover any portion of the tax withholding obligations). It will be at the Company's discretion as to whether shares of Common Stock or cash equal to the gain realized in respect of the Affected Restricted Stock shall be returned to the Company and such return or reimbursement shall be made by the Participant immediately after demand by the Company, but not later than ten days following such demand. The amount of the gain calculated pursuant to this Section 6 shall not take into account any taxes paid by or withheld from the Participant in respect of the Affected Restricted Stock.

The foregoing provision will be applied in compliance with applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Participant will be subject to such forfeiture and recovery and reimbursement policies that the Company or any of its Related Companies may establish for any reason from time to time.

7.
Tax Withholding. As a condition to the delivery of any shares pursuant to the vesting of the Restricted Stock, the Participant is required to pay tax withholding obligations that arise in connection with the vesting of the Restricted Stock. The Company shall satisfy the tax withholding obligations arising in connection with release of restrictions on Shares of Restricted Stock held by Participant (where withholding is required at the time of release of restrictions on Shares of Restricted Stock or as may be determined by the Company from time to time) by withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of this award having a Fair Market Value on the date of the release equal to the minimum statutory withholding obligation or such other withholding obligation required by applicable law or require a Participant satisfy its withholding obligation in some other form as determined Company from time to time and in accordance with applicable law.

8.	Changes In Stock. The Restricted Stock is subject to the adjustment provisions set forth in Sections 4.11, 5.3 and 5.4 of the Plan.

9.	No Guarantee of Employment or Service. This award will not obligate the Company or any Related Company to retain the Participant in its employ or service for any period.

10.
Governing Law; Severability; Choice of Law. This Agreement will be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Agreement is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of this Agreement or part thereof, each of which will remain in full force and effect. Any action related to this Agreement shall be brought exclusively in the federal or state courts of the State of New York, County of Suffolk. The Participant will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Participant in federal or state courts of the State of New York, County of Suffolk. The choice of forum set forth in this Section 10 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

11.	Acceptance and Acknowledgment. By accepting this Agreement, the Participant:

(a)	accepts and acknowledges he or she must electronically accept this Restricted Stock award as specified in Section 3 of this Agreement or this award will be forfeited;

(b)
upon electronic acceptance of this Restricted Stock awards, accepts and acknowledges receipt of the Restricted Stock which has been issued to the Participant under the terms and conditions of the Plan;

(c)
acknowledges and confirms the Participant's acceptance and agreement to the collection, use and transfer, in electronic or other form, of personal information about the Participant, including, without limitation, the Participant's name, home address, and telephone number, date of birth, social security number or other identification number, and details of all the Participant's shares held and transactions related thereto, by the Company and its Related Companies and agents for the purpose of implementing, administrating and managing the Participant's participation in the Plan, and further understands and agrees that the Participant's personal information may be transferred to third parties assisting in the implementation, administration and management of the Plan, that any recipient may be located in the Participant's country or elsewhere, and that such recipient's country may have different data privacy laws and protections than the Participant's country;

(d)	acknowledges and confirms the Participant's consent to receive electronically this Agreement, the Plan and the related Prospectus and any other Plan documents that the Company is required to deliver;

(e)	acknowledges that a copy of the Plan and the related Prospectus is posted on the Company's website and that the Participant has access to such documents;

(f)
agrees to be bound by the terms and conditions of this Agreement and the Plan (including, but not limited to, Section 7.5 of the Plan, Section 6 of this Agreement and Appendix A to this Agreement), as may be amended from time to time;

(g)
acknowledges and confirms that (i) he or she may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the shares of Restricted Stock (less any purchase price paid for such shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such shares and may seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of this award under federal, state, and any other laws that may be applicable, and (iii) the Company and its Subsidiaries and agents have not and are not providing any tax advice to the Participant;

(h)	agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions related to the Plan or this Agreement;

(i)
understands that neither Plan nor this Agreement gives the Participant any right to employment or service with the Company or any Related Company and that the Restricted Stock is not part of the Participant's normal or expected compensation; and

(j)
understands and acknowledges that the grant of the Restricted Stock is expressly conditioned on the Participant's adherence to the terms of the applicable policies and procedures of the Company and its Related Companies.

12.
Entire Agreement. This Agreement and the Plan and, to the extent applicable to the Participant, any written employment agreement between the Participant and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof.

By: _________________________________________________
Michael P. Gregoire
CEO

Appendix A

1.
Prohibited Activities. The Participant recognizes that the Company is engaged in a highly competitive business and that its customer, employee, licensee, supplier and financial relationships are of a highly sensitive nature. As a reasonable means to protect the Company's Confidential Information (as defined in the subclause (a) below), investment, relationships, and goodwill, and in consideration for this Restricted Stock grant, the Participant agrees that, to the extent permitted by applicable law, the Participant will not, either during his or her employment or for a period of 12 months following the termination of his or her employment (or such longer period specified below) for any reason engage in any of the following "Prohibited Activities":

(a)
Engage in any business activity in a Restricted Area that competes with the business activities of the Company and its corporate affiliates about which Participant either had (i) a job responsibility to promote, or (ii) access to Confidential Information. "Restricted Area" for purposes of this Agreement, means a geographic area that the Participant served or covered on behalf of the Company at any time within the 18 months preceding the end of his or her employment with the Company. "Confidential Information," for the purposes of this Agreement, means information, including information that is conceived or developed by the Participant that is not generally known to the public and that is used by the Company in connection with its business. By way of example, the term "Confidential Information" would include: trade secrets; processes; formulas; research data; program documentation; algorithms; source codes; object codes; know-how; improvements; inventions; techniques; training materials and methods; product information; corporate strategy; sales forecast and pipeline information; research and development; plans or strategies for marketing and pricing; and information concerning existing or potential customers, partners, or vendors. The Participant understands that this list is not all-inclusive and merely serves as examples of the types of information that falls within the definition of Confidential Information.

(b)
Solicit, call on, service or induce others to solicit, call on or service any "Customer" for the purpose of inducing it to license or lease a product or provide it with services that compete with a product or service offered by the Company. A "Customer," for purposes of this Agreement, means any person or business entity that licensed or leased a Company product or obtained Company services within the 18 months preceding the end of the Participant's employment with the Company and that the Participant had solicited, called on, or served on the Company's behalf anytime within that 18-month time period.

(c)
Solicit, call on, or induce others to solicit or call on, any "Prospective Customer" for the purpose of inducing it to license or lease a product or provide it with services which compete with a product or service offered by the Company. A "Prospective Customer," for purposes of this Agreement, is any person or business entity that the Participant solicited or called on (whether directly or through another Company agent at the Participant's direction) on behalf of the Company anytime within the 12 months preceding the end of the Participant's employment with the Company.

(d)
Directly or indirectly through others, hire any employee or contractor of the Company, or solicit or induce, or attempt to solicit or induce, any Company employee or contractor to leave the Company for any reason.

(e)
For any period following the termination of the Participant's employment, violate a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Related Company (including, without limitation, the Employment and Confidentiality Agreement signed at or around the time of the Participant's hire).

Different restrictions apply if, at or prior to termination, the Participant was or had been a programmer, software engineer, analyst, support technician, quality assurance technician, technical documentation writer and/or a manager in a research and development capacity. If so, then the Participant's obligations under this Paragraph 1 shall be satisfied if the Participant does not, for one year following Termination of Employment for any reason, work on any program or product which may be competitive with any program or product of the Company with which the Participant was involved in a research and development or support capacity anytime within the 18 months preceding the end of the Participant's employment with the Company.

2.
Tolling of Covenants in the Event of Breach. In the event the Participant engages in any of the Prohibited Activities, the time period of the violated covenant(s) shall be tolled throughout the duration of any violation and shall continue until the Participant has complied with such covenant(s) for a period of 12 consecutive full months.

3.
Injunction. The Participant acknowledges that, by virtue of the Participant's employment with the Company, the Participant will have access to Confidential Information of the Company, the disclosure of which will irreparably harm the Company. The Participant further acknowledges that the Company will suffer irreparable harm if the Participant breaches any of the Participant's obligations under this Agreement. Therefore, the Participant agrees that the Company will be entitled, in addition to its other rights, to enforce the Participant's obligations through an injunction or decree of specific performance from a court having proper jurisdiction. Any claims the Participant may assert against the Company shall not constitute a defense in any injunction action brought by the Company to force the Participant to keep the promises the Participant made in this Agreement.

4.
Authorization to Modify Restrictions. The Participant agrees that the restrictions contained in this Agreement are reasonable. However, if any court having proper jurisdiction holds a particular restriction to be unreasonable, that restriction shall be modified only to the extent necessary in the court's opinion to make it reasonable and the remaining provisions of this Agreement including without limitation Appendix A shall nonetheless remain in full force and effect. The other provisions of this Agreement are likewise severable.

5.	General.

(a)
The Participant understands and agrees that, if the Company is successful in a suit or proceeding to enforce any of the terms of this Agreement, the Participant will pay the Company's costs of bringing such suit or proceeding, including its reasonable attorney's fees and litigation expenses (including expert witness and deposition expenses).

(b)	This Agreement shall inure to the benefit of and may be enforced by the Company, its successors and assigns. This Agreement is personal to the Participant and the Participant may not assign it.

(c)	The Company’s rights under this Agreement shall be in addition to any rights it may have under any other Agreement with Participant.

(d)
Any failure to enforce the terms of this Agreement with any other employee of the Company shall not be deemed a waiver by the Company to enforce its rights under this Agreement. Further, any waiver by the Company of any breach by the Participant of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.